Exhibit 10.2

TELANETIX, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

(EFFECTIVE JUNE 1, 2005)

PREAMBLE

This Plan is executed this 1st day of June, 2005 (the “Effective Date”), by Telanetix, Inc. (hereinafter referred as the “Employer”), a California corporation.

W I T N E S S E T H:

WHEREAS, the Employer wishes to retain the valuable services of its management team and other key highly compensated employees by providing attractive retirement benefit programs to such employees;

WHEREAS, the Employer is willing to provide a non-qualified deferral plan for such purposes and wishes to provide the terms and conditions for such plan;

NOW, THEREFORE, the following Plan is adopted:

ARTICLE I - INTRODUCTION

1.1 Name. The name of this Plan is the “Telanetix, Inc. Executive Deferred Compensation Plan.”

1.2 Purpose. The purpose of the Plan is to offer certain employees of the Employer the voluntary opportunity to defer current Bonus Compensation for retirement income and other significant future financial needs for themselves, their families and other dependents. The Plan is intended to be a nonqualified “top-hat” plan; that is, an unfunded plan of deferred compensation maintained for certain employees of a select group of management or highly compensated employees pursuant to sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and an unfunded plan of deferred compensation under the Code.

ARTICLE II - DEFINITIONS AND TERMS

2.1 Account shall mean the interest of a Participant in the Plan as represented by the bookkeeping entries kept by the Employer for each Participant.

2.2 Board of Directors shall mean the Board of Directors of the Employer.

2.3 Bonus Compensation shall mean the cash bonus compensation payable to an Employee by the Employer. Notwithstanding the above, Bonus Compensation shall include any amount which is contributed into the Plan by the Employer pursuant to a Deferral Election Form and shall be determined before giving effect to any other compensation reduction amounts which are not includible in the Employee’s gross income under sections 125, 132(f) or 402(g)(3) of the Code.

2.4 Change of Control The term “Change of Control” shall mean the occurrence of a “Change of Control” as permitted or required under Section 409A.

2.5 Deferral Election Form shall mean the written agreement of an Eligible Employee or Participant, in such form as may be prescribed by the Company.

2.6 Designated Beneficiary shall mean the person, persons or trust specifically named to be a direct or contingent recipient of all or a portion of a Participant’s benefits under the Plan in the event of the Participant’s death.

2.7 Section 409A shall mean new Section 409A of the Code, enacted by the American Jobs Creation Act of 2004 (the “Jobs Act of 2004”), which sets forth numerous requirements that nonqualified deferred compensation plans are required to meet to allow a Participant to defer a portion of his/her Compensation. Section 409A has an effective date of January 1, 2005. This Plan is being written in an attempt to comply with the Jobs Act of 2004, and IRS Notice 2005-1. At this time, the Internal Revenue Service is required by Congress to issue guidance regarding numerous provisions of Section 409A of the Code, therefore, it is both anticipated and expected that the terms and provisions of this Plan will need to be amended to comply with the Jobs Act of 2004 and the Employer and any Participant acknowledge that fact and agree to take any and all steps necessary to amend the Plan and comply with the Jobs Act of 2004. It is the Employer’s intention to comply with Section 409A of the Code and IRS Notice 2005-1, and therefore, the Plan shall be operated in “good faith” to comply with such, and such Code Section and IRS Notice shall control.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1 Eligibility Requirements. Only those individuals who are designated by the Board and who timely elect to complete a Deferral Election Form may become a participant in the Plan (a “Participant”).

ARTICLE IV - CONTRIBUTIONS AND ELECTIONS

4.1 Participant Election to Defer Bonus Compensation.

(a)	Any employee who is designated as a Participant by the Board of Directors may elect to participate and commence Bonus Compensation deferrals by filing a Deferral Election Form within 30 days following his designation as a Participant, and shall only apply to Bonus Compensation which has yet to be earned in all cases.

(b)	Under such Deferral Election Form, a Participant shall indicate the amount of such contribution and designate such contribution to his or her Future Calendar Year Account. The Deferral Election Form may also request other information, such as a Participant’s Designated Beneficiary, as may be necessary or useful for the administration of the Plan.

4.2 Irrevocable Elections. An election in a Deferral Election Form to defer Bonus Compensation for a plan year, once made by a Participant, shall be irrevocable.

4.3 Participant Elective Deferral Contributions.

(a)	Employee Bonus Compensation Deferral. Each Participant may annually elect to defer not less than one percent (1%) nor more than one hundred percent 100% (in whole percentages) of any Bonus Compensation to be paid by the Employer to the Employee for a Plan Year by his/her execution and timely filing and the Employer’s acceptance of his/her Deferral Election Form detailing such deferral. The amount of this Employee Bonus Contribution shall be deferred into the Plan and credited to the Participant’s Account. The Participant’s election to defer any Bonus Compensation must in all events be made before such Bonus Compensation was earned or made available to the Participant. Otherwise, such Bonus Compensation shall be paid entirely to the Participant and not to the Plan.

ARTICLE V - IMMEDIATE VESTING

5.1 Vesting of Employee Contributions. Participants shall be fully vested at all times in their Accounts. Such Participant Accounts shall be payable according to Article VI of this Plan.

ARTICLE VI - DISTRIBUTIONS

6.1 Distributions. A Participant’s Account shall be distributed only in accordance with the provisions of this Article.

6.2 Automatic Distributions.

(a)	Participant’s Death. If the Participant dies while employed by the Employer, his/her vested Account shall be valued as of his/her date of death and be distributed in lump sum to his/her Designated Beneficiary as soon as administratively feasible following the Participant’s death, and no later than 30 days following the Participant’s date of death.

(b)	Participant’s Disability. If a Participant becomes Disabled while employed by the Employer, his/her vested Account shall be distributed in lump sum to him/her as soon as administratively feasible, but no later than 30 days following the Participant’s date of Disability. The term “Disabled” or “Disability” shall have such meaning or meanings as are permitted or required under Section 409A.

6.3 Elective Distributions. A Participant shall become entitled to receive a distribution from his/her Account at such time or times and by such method of payment as elected and specified in the Participant’s applicable annual Deferral Election Form, and/or as may be mandated by the provisions of this Article based upon the following distribution options:

(a)	Future Calendar Year Distribution. Upon the first business day on or after January 1 of a future calendar year elected by a Participant on his/her annual Deferral Election Form, a Participant’s vested Future Calendar Year Account for that year shall be distributed to him/her according to the method of payment elected by the Participant in his/her applicable Deferral Election Form. A Participant may elect to extend the date of a Future Calendar Year Distribution by written notice to the Employer, provided that the Participant gives such written notice (i) at least twelve (12) months after the date of the original election, (ii) the election is made by the Participant no less than twelve (12) months prior to the scheduled date of commencement of payments, and (iii) the election extends the commencement of payment date at least five (5) years for the previously scheduled commencement date. The date of any election to extend the Future Calendar Year Distribution as provided above must be no earlier than January 1st of the fifth calendar year after the calendar year in which the election is made or in which the Participant gives a written notice of extension. Such fixed payment dates may not be accelerated under any circumstances.

(b)	Change of Control Distribution. All of a Participant’s distribution elections shall be overridden and his/her entire Account shall be distributed to him/her in the method of payment specified by the provisions of this Article, if a Change of Control should occur during the Plan Year.

6.4 Method of Payment.

(a)	Cash Distributions. All distributions from Accounts under the Plan shall be made in cash in American currency.

(b)	Timing and Method of Distribution.

(1) Future Calendar Year Distribution. A Future Calendar Year distribution shall be valued and made in lump sum to a Participant within ten (10) days of the first business day on or after January 1 of the future calendar year specified in a Participant’s applicable Deferral Election Form.

(2) Change of Control Distribution. A distribution of all of a Participant’s Account shall be made to him/her in a lump sum within thirty (30) days of the effective date of a Change of Control, overriding all prior Participant elections for distribution. A Participant’s Account shall be valued as of such effective date of the Change of Control.

ARTICLE VII - GENERAL PROVISIONS

7.1 Applicable Law. Except insofar as the law has been superseded by Federal law, California law shall govern the construction, validity and administration of this Plan. The parties to this Plan intend that this Plan shall be a non-qualified unfunded plan of deferred compensation without plan assets and any ambiguities in its construction shall be resolved in favor of an interpretation which will effect this intention.

7.2 Benefits Not Transferable or Assignable. Benefits under the Plan shall not be subject to anticipation, alienation, sale transfer, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefits shall be void, nor shall any such benefits be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to them.

7.3 Section 409A Compliance. This Plan is intended to comply with the requirements of Section 409A, and the regulations issued thereunder. To the extent of any inconsistencies with the requirements of Section 409A, the Plan shall be interpreted and amended in order to meet such Section 409A requirements. Notwithstanding anything contained in this Agreement or in any amendments attached hereto to the contrary, it is the intent of the Employer to have this Plan interpreted and construed to comply with any and all provisions Section 409A including any subsequent amendments, rulings or interpretations from appropriate governmental agencies.

IN WITNESS WHEREOF, the Employer has caused this Plan to be executed and its seal to be affixed hereto, this first day of June, 2005.

ATTEST: [SEAL]		TELANETIX, INC.

By:	/s/ RICK ONO	By:	/s/ THOMAS A. SZABO
	Secretary		President